Second Quarter 2014
Conference Call Script
04/30/14
Martie Zakas, Introduction and Safe Harbor Statement
Good morning everyone. Welcome to Mueller Water Products’ 2014 second quarter conference call. We issued our press release reporting results of operations for the quarter ended March 31, 2014 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 159.3 million shares outstanding at March 31, 2014.

Discussing the second quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses our forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter refer to our fiscal year, which ends on September 30, unless specified otherwise. All operating results discussed in these prepared remarks are from continuing operations, unless specified otherwise.

A replay of this morning’s call will be available for 30 days after the call at 1-866-418-8386. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions. I’ll now turn the call over to Greg.

Greg Hyland:
Thanks, Martie.

Thank you for joining us today as we discuss our results for the 2014 second quarter.

I’ll begin with a brief overview of the quarter, followed by Evan’s detailed financial report, which covers key drivers affecting our businesses. I will then provide additional comments on the quarter’s results and developments in our end markets, as well as our outlook for 2014.

We were pleased with the 13.4 percent year-over-year improvement in our adjusted operating income during the second quarter, especially given adverse weather effects experienced in many parts of the United States. Mueller Co.'s net sales increased 1.7 percent year-over-year. Domestic orders for valves, hydrants and brass products grew over 20 percent in the second quarter, which we believe reflects the continued strength of our key end markets. Most of this increase in orders is not reflected in the quarter's shipments due to the timing of Mueller Co.'s price increase this year compared to last year and, to some extent, the harsh winter weather. Mueller Co.'s adjusted operating income increased 18.3 percent year-over-year in the quarter, with improvement across all product lines. I'll provide more detail later in the call.

Although Anvil’s net sales increased slightly, its adjusted operating income declined 6.5 percent and its adjusted operating margin decreased 80 basis points to 8.9 percent due primarily to operating challenges during the quarter at its largest manufacturing facility.

Overall, we continue to believe consolidated results for the balance of 2014 will continue to improve year-over-year primarily due to expected growth in most of our key end markets and the benefits of stronger operating leverage, particularly at Mueller Co.

With that, I’ll turn the call over to Evan for a detailed discussion of our financial results for the quarter.

Evan Hart - Financial Summary
Thanks Greg, and good morning everyone. I’ll first review our second quarter consolidated financial results and then discuss segment performance.

Net sales for the 2014 second quarter of $288.1 million increased $5.0 million, or 1.8 percent, from the 2013 second quarter net sales of $283.1 million due primarily to higher prices and higher shipment volumes.

Gross profit increased 6.3 percent to $82.2 million for the 2014 second quarter compared to $77.3 million for the 2013 second quarter. Gross profit margin of 28.5 percent in the 2014 second quarter increased 120 basis points from 27.3 percent in the 2013 second quarter. This improvement was driven primarily by higher sales prices and higher shipment volumes.

Selling, general and administrative expenses were 18.8 percent of net sales in the 2014 second quarter as compared with 18.6 percent in the 2013 second quarter. Selling, general and administrative expenses for the 2014 second quarter were $54.2 million as compared with $52.6 million in the 2013 second quarter. This year, expenses associated with liabilities related to the Company's former US Pipe business and retained by the Company are now being included in continuing operations whereas a year ago they were included in discontinued operations. The increase in SG&A is primarily related to these expenses. We believe most of these expenses will decline over time.

Adjusted operating income for the 2014 second quarter increased 13.4 percent to $28.0 million as compared with $24.7 million for the 2013 second quarter. This increase was due primarily to higher sales prices and higher shipment volumes. Adjusted operating margin also improved 100 basis points to 9.7 percent.

Adjusted EBITDA for the 2014 second quarter increased to $41.8 million as compared with $39.7 million for the 2013 second quarter. Adjusted EBITDA for the trailing 12 months was $166.5 million.

Interest expense, net for the 2014 second quarter declined $0.3 million to $12.5 million as compared with $12.8 million in the 2013 second quarter due to a lower level of total debt outstanding.

During the 2014 second quarter, income tax expense was $3.1 million on income before income taxes of $12.8 million, resulting in an effective income tax rate of 24.2 percent. Income tax expense for the 2014 second quarter included a benefit of $2.0 million from an adjustment of deferred state and local income taxes. The effective income tax rate was 24.8 percent in the second quarter of 2013.

Adjusted net income per diluted share for the 2014 second quarter was $0.07 as compared with an adjusted net income per diluted share for the 2013 second quarter of $0.05.

There was a weighted average of 161.9 million diluted shares of our common stock outstanding for the 2014 second quarter compared to a weighted average of 160.0 million diluted shares outstanding for the 2013 second quarter.

I’ll now move on to segment performance and begin with Mueller Co.

Net sales for the 2014 second quarter increased 1.7 percent to $191.3 million as compared with $188.1 million for the 2013 second quarter. This increase was due primarily to higher prices and a favorable mix, partially offset by unfavorable Canadian currency exchange rates.

Adjusted operating income for the 2014 second quarter improved 18.3 percent to $27.8 million as compared with $23.5 million for the 2013 second quarter. This increase was due primarily to higher prices and favorable mix. Adjusted operating margin for the 2014 second quarter improved 200 basis points to 14.5 percent as compared with 12.5 percent in the 2013 second quarter.

As we discussed last quarter, we have changed the manufacturing process for certain sizes of our iron gate valves. This change resulted in a $1.5 million non-cash writedown of some of our equipment and is expected to deliver cost savings which will generate less than a one-year payback. Adjustments to operating income include this $1.5 million non-cash charge.

Adjusted EBITDA for the 2014 second quarter increased to $37.9 million as compared with $34.9 million for the 2013 second quarter. Adjusted EBITDA margin for the quarter increased 120 basis points to 19.8 percent.

Mueller Systems’ net sales for the 2014 second quarter were essentially flat year-over-year. However, operating income improved and was positive this quarter.

I’ll now turn to Anvil…

Net sales for the 2014 second quarter increased 1.9 percent to $96.8 million as compared with $95.0 million for the 2013 second quarter. The increase resulted primarily from higher shipment volumes, particularly to the oil & gas market.

Adjusted operating income for the 2014 second quarter declined 6.5 percent to $8.6 million as compared with $9.2 million for the 2013 second quarter. Anvil’s adjusted operating margin decreased 80 basis points to 8.9 percent as compared with 9.7 percent for the 2013 second quarter.

Adjustments to Anvil's operating income include a $1.0 million reserve for the estimated costs for us to withdraw from the only multi-employer pension plan in which the Company had participated.

During the quarter, Anvil's largest manufacturing facility experienced production issues related to unplanned outages of its melting and heat treating operations. These issues created a number of inefficiencies. The impact was further exacerbated by an ERP system implementation that was completed at this facility during the quarter. We believe the operating issues are behind us, but they adversely impacted Anvil's second quarter results, and due to higher per unit costs in inventory associated with the inefficiencies they will also adversely impact the third quarter.

Adjusted EBITDA for the 2014 second quarter decreased to $12.2 million as compared with $12.7 million for the 2013 second quarter. Adjusted EBITDA margin for the quarter was 12.6 percent.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was $0.6 million for the 2014 second quarter compared to negative $12.9 million for the 2013 second quarter. We continue to expect 2014 full year free cash flow to be stronger than 2013 driven primarily by better operating results.

At March 31, 2014, total debt was $600.6 million and included $420.0 million of 7⅜% Senior Subordinated Notes due 2017, $178.1 million of 8¾% Senior Unsecured Notes due 2020 and $2.5 million of other. Net debt leverage was 3.0x at March 31, 2014. Using March 31, 2014 data, we had $171.4 million of excess availability under our asset-based credit agreement.

I’ll now turn the call back to Greg.

Thanks, Evan.

I’ll now elaborate on our 2014 second quarter and end markets, and provide an outlook for the third quarter and comment on 2014 expected performance.

I’ll begin with Mueller Co.

Overall Mueller Co. net sales during the quarter grew 1.7 percent year-over-year. Net sales from our core domestic iron gate valves, hydrants and brass products grew 7 percent.

As we discussed last quarter, we expected that several factors would impact shipment comparisons during the second quarter. Specifically, we noted the timing of our price increase this year on valves and hydrants compared to the timing of last year's price increase and that we would have three fewer weeks this year than last year to ship the orders received before the price increase. We also mentioned that severe winter weather could affect the timing of shipments. We believe these factors contributed to domestic unit shipments for valves being up only 1 percent and hydrant shipments up 5 percent.

Net sales growth at Mueller Co. this quarter was also impacted by declines in areas outside of our core valve, hydrant and brass products. Net sales declined $1.3 million for our Pratt product line as we have not yet seen a rebound in spending for water treatment facilities, net sales for Mueller Canada declined $1.5 million primarily due to foreign exchange, and international sales declined $1.5 million. Net sales of metering systems were essentially flat from last year and sequentially.

We believe demand for our core valve, hydrant and brass products was much stronger than our shipments in the second quarter may indicate. For example, domestic unit orders for iron gate valves during the quarter were up 23 percent year-over-year and hydrants were up 20 percent. We were encouraged by the year-over-year growth in orders from our distributors ahead of our price increase, which we believe suggests a positive outlook as we enter the construction season.

Additionally, even though we have said in the past that backlog for valves and hydrants is generally not a meaningful metric since these products typically ship within three weeks, we note that backlog nearly doubled in the quarter year-over-year. Given everything we saw in the second quarter, we think the growth in backlog further supports our and our distributors' belief that market demand continues to grow.

Mueller Co.'s adjusted operating income grew by 18.3% in the second quarter year-over-year. Despite net sales declines, adjusted operating income at Pratt increased $1.6 million, or 43 percent, during the quarter year-over-year and

Mueller Canada increased by $0.3 million, after the foreign exchange impact. Adjusted operating income of our metering systems improved by about $1 million year-over-year and Mueller Systems was profitable for the quarter.

Anvil’s net sales during the quarter improved slightly year-over-year with the improvement primarily in the oil & gas market, where shipments were up by about 10%. Net sales to the non-residential construction markets were essentially flat during the quarter.

As Evan mentioned, in spite of the improvement in net sales, Anvil’s adjusted operating income declined year-over-year primarily due to operational issues at its largest plant. Production was interrupted at both the melting and heat treating operations, which required unscheduled maintenance. Even though Anvil met its shipment obligations, it was inefficient doing so and incurred higher costs. Additionally, this situation was magnified by the implementation during the quarter of a new ERP system. We believe these factors impacted adjusted operating margin by about 130 basis points in the quarter.

Turning now to our outlook for the 2014 third quarter.

I’ll start with Mueller Co. Overall, we believe that the fundamentals in our addressed markets remained strong as we entered the third quarter. Demand for our core valves, hydrant and brass products, driven by both residential construction and municipal spending, is expected to be up nicely. As we just discussed, we saw order dollars for our domestic valves, hydrants and brass products increase more than 20% in the second quarter. We believe the bulk of these orders will ship during the third quarter, and we expect to see strong year over year growth in the Mueller Co. core valve, hydrant and brass business.

We believe some of the growth in Mueller Co.'s core products will be offset by lower sales at Pratt in the third quarter year-over-year where we are continuing to see softer spending in the water treatment market. Pratt, however, is beginning to see an increase in quotations and its backlog has grown throughout the fiscal year. We do not expect to ship the recent projects we have received in 2014.

For metering systems we expect to see year-over-year net sales growth in the mid-single digits based on the timing of our backlog and expected order activity.

Considering all these factors, we expect Mueller Co.’s net sales to increase in the low-double digits in the third quarter.

We expect both Mueller Co.’s adjusted operating income to improve and adjusted operating margin to expand significantly in the third quarter year-over-year. This improvement will primarily be driven by the increase in shipments expected from our core products as well as continued improvement in our metering systems and leak detection businesses. As I mentioned earlier, even as Pratt's sales are expected to decline year-over-year, operating income is expected to be essentially flat as margins are expected to continue to improve in that business.

We believe Anvil’s third quarter net sales will be up low single digits year-over-year driven primarily by improvements in its addressed oil & gas market. Earlier we mentioned operational issues at Anvil’s largest plant. We expect these additional costs will reduce third quarter operating income by $3.5 million. As a result, we expect Anvil’s adjusted operating income to decline year-over-year and to be essentially flat sequentially.

For Mueller Water Products as a whole, we believe 2014 third quarter net sales will increase in the high-single digits year-over-year driven by performance at Mueller Co. We expect solid increases in our 2014 third quarter adjusted operating income as well as expansion in adjusted operating margin year-over-year.

I will now take a moment and talk about our expectations for full year 2014.

As we said on our last call, overall for the Mueller Co. base business, which excludes our metering and leak detection products and services, we expect the year-over-year net sales growth rate to be in the high single digits.

In 2013, net sales of our metering products and services grew by approximately 50 percent year-over-year. We expect to continue to see nice growth in 2014, but expect the growth rate to be less than half the 2013 rate based on the delivery schedule of our current backlog and anticipated timing of new projects.

In total, our outlook for 2014 net sales growth for Mueller Co. remains substantially the same, with the exception that we now believe that growth in our metering business will be slightly less than 20%. The rate of growth in net sales in 2014 for Mueller Co. is expected to be in the low double digits but could be slightly less than last year based on our performance to date.

We expect Mueller Co.’s adjusted operating income and adjusted operating margin to improve over 2013. We also believe our metering and leak detection products and services will be profitable for 2014.

For Anvil, year-over-year net sales are expected to grow in the low- to mid-single digit range based on our current expectations of increased demand in our oil & gas and non-residential construction end markets in the second half of the year. Adjusted operating income and adjusted operating margin are expected to contract, primarily as a result of the costs associated with the operational issues we addressed earlier on the call.

Other 2014 key variables include: corporate spending is expected to be $35 to $37 million, depreciation and amortization is expected to be $57 to $59 million and interest expense is expected to be about $50 million based on our current debt outstanding. Our adjusted effective income tax rate is expected to be 36% to 39%. Capital expenditures are expected to be $34 to $36 million.

For 2014, we continue to expect free cash flow to be stronger than in 2013, driven primarily by better operating results. Additionally, we expect cash income taxes to be minimal in 2014 as we continue to benefit from utilization of net operating loss carryforwards. We also expect to make only minimal cash contributions to our pension plans in 2014.

For the full year, our consolidated earnings outlook for Mueller Water Products remains about the same as we provided on the last conference call, with the exception of the expenses associated with the inefficiencies at Anvil that we addressed earlier on this call.

Before we open it up for questions, there is one legislative development I would like to address.  As those of you who follow our industry know, the newly enacted Buy American requirements contained in Congress’ most recent appropriations bill require that American Iron and Steel - known as “AIS” - be used in water and wastewater projects funded by EPA’s state revolving loan funds.

Although it is still early and - like the rest of the industry - we are still working our way through the EPA’s recently released guidance on the AIS requirements, we do not have any concerns with meeting the requirements or anticipate any long-term impact on demand for our products.  That said, we have seen in the past where new legislative requirements can create a period of confusion that disrupts buying patterns or cause some delay in projects.  To date, we have not seen delays in projects or other adverse impacts in the market attributable to the new requirements.

So, the bottom line is that we feel good about where we are right now and believe that we have the production capability here in the United States to address the new AIS requirements with little - if any - disruptions to our customers.

With that operator, we’ll open it up to questions.

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That concludes today’s call. Thank you for your interest in Mueller Water Products and for joining us this morning.

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